Exhibit 99.1

MSU Devices Receives Commitments for Amended Secured Loan Financing

   DALLAS--(BUSINESS WIRE)--May 16, 2002--MSU Devices Inc. (OTCBB:MUCP) announced today that the Company has received commitments to purchase approximately $437,500 of its 11.5% Secured Notes ("11.5% Notes") in a private placement in connection with its obligation to obtain at least $412,500 in a third round of financing by May 15, 2002. Of the total amount of 11.5% Notes to be issued, $162,500 was purchased by related parties.
   In obtaining the third round of financing, the Company was required to amend the terms of its 11.5% Notes to secure all of the 11.5% Notes by a first priority lien on the assets of the Company, including intangible assets and intellectual property. In addition, the terms of the 11.5% Notes requiring the Company to raise an additional $500,000 by June 10, 2002 was amended to extend such date to June 30, 2002.
   The 11.5% Notes, as well as the common stock into which the 11.5% Notes are convertible, have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.
   This announcement does not constitute an offer to sell or the solicitation of offers to buy any security and shall not constitute an offer, solicitation, or sale of any security in any jurisdiction in which such offer, solicitation, or sale would be unlawful. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act of 1933, as amended.